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                                   AMENDMENT
                                       TO
                DISTRIBUTION AND PRINCIPAL UNDERWRITER AGREEMENT

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This amendment ("Amendment") to the Distribution and Principal Underwriter
Agreement ("Agreement"), dated November 24, 2009, is made on the 18th day of
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August, 2014 by and between MetLife Insurance Company of Connecticut
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("Insurance Company") (on behalf of itself and certain of its separate accounts
(the "Separate Accounts")) and MetLife Investors Distribution Company ("Principal Underwriter" and Principal Underwriter and Insurance Company are herein sometimes referred to individually as a "party" and collectively as the "parties"), whereby the parties intend for the Amendment to take effect as of 5:30 P.M. on the 14th day of November, 2014 (the "Effective Date").

WHEREAS, Insurance Company will be changing its name to MetLife Insurance Company USA and redomiciled in the State of Delaware as of the Effective Date;

WHEREAS, Insurance Company desires to add additional Separate Accounts to Appendix A of the Agreement as of the Effective Date; and

WHEREAS, Insurance Company desires to amend the Agreement to reflect the foregoing changes as of the Effective Date, and Principal Underwriter does not object to the foregoing changes.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and in the Agreement, the parties agree as follows:

1. The parties agree that the following amendments to the Agreement shall take effect as of the Effective Date:

     a. Appendix A to the Agreement shall be amended by adding the following Separate Accounts to end of the list:

          MetLife Investors Variable Annuity Account One
          MetLife Investors Variable Life Account One
          MetLife Investors USA Separate Account A
          MetLife Investors USA Variable Life Account A

     b. All references in the Agreement to MetLife Insurance Company of Connecticut shall be deleted and replaced with MetLife Insurance Company USA.

2. Miscellaneous.
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     a.   Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

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     b.   Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

     c. This Amendment and the Agreement as amended and supplemented hereby constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

     d. This Amendment may be executed in two or more counter-parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

MetLife Insurance Company of Connecticut  MetLife Investors Distribution Company

By: /s/ Karen A. Johnson                  By: /s/ Elizabeth M. Forget
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Printed Name: Karen A. Johnson            Printed Name: Elizabeth M. Forget
Title: Vice President                     Title: Director and President

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